Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of The Greenbrier Companies, Inc. (the “Company”) of our reports dated October 31, 2013, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc and subsidiaries as of August 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows, for each of the years in the three-year period ended August 31, 2013, and the effectiveness of internal control over financial reporting as of August 31, 2013, which reports appear in the August 31, 2013 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Portland, OR
April 4, 2014